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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
                                     1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
================================================================================

1.   Name and Address of Reporting Person*

       RODEBAUGH                       MARK                       H.
--------------------------------------------------------------------------------
       (Last)                          (First)                 (Middle)

       1800 MAPLE GLEN ROAD
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                                       (Street)

       SACRAMENTO                        CA                    95864
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       (City)                          (State)                  (Zip)

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2.   Issuer Name and Ticker or Trading Symbol
     REDWOOD EMPIRE BANCORP (REBC)
================================================================================

3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)

================================================================================
4.   State for Month/Day/Year
     02-20-03
================================================================================
5.   If Amendment, Date or Original (Month/Day/Year)

================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ x ] Director                                [   ] 10% Owner
     [   ] Officer (give title below)              [ x ] Other (specify below)

           New Holding Company Director
           Existing Subsidiary Director

================================================================================
7.   Individual or Joint/Group Filing (Check applicable line)

     [ x ] Form filed by one Reporting Person
     [   ] Form filed by more than one Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

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1. Title of      2. Trans-   2A.         3. Trans-     4. Securities Acquired (A)    5. Amount of        6. Owner-     7. Nature
   Security         action   Deemed         action        or Disposed of (D)            Securities          ship          of In-
   (Instr. 3)       Date     Execution      Code                                        Beneficially        Form:         direct
                             Date, if       (Instr. 8)    (Instr. 3, 4 and 5)           Owned at            Direct        Bene-
                             any                                                        End of              (D) or        ficial
                    Month/   (Month/     --------------------------------------------   Month               Indirect      Owner-
                    Day      Day         Code   V        Amount    (A) or    Price      (Instr. 3 and 4)     (I)          ship
                    Year)    Year                                  (D)                                      (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


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

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                          (Over)
                                                                SEC 1474 (09-02)

FORM 4 (contined)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of   2. Conver- 3. Trans-   3A.     4. Trans- 5. Number   6. Date     7. Title   8. Price  9. Number 10. Owner- 11. Na-
   Derivative    sion or    action   Deemed     action    of Deri-    Exer-       and        of        of         ship       ture
   Security      Exercise   Date     Execu-     Code      vative      cisable     Amount     Deriv-    Deriv-     Form       of
   (Instr. 3)    Price      (Month/  tion       (Instr.   Securi-     and Ex-     of         vative    ative      of         In-
                 of         Day/     Date,      8)        ties        piration    Under-     Secur-    Secur-     Deri-      direct
                 Deriv-     Year)    if any               Acquired    Date        lying      ity       ities      vative     Bene-
                 ative               (Month/              (A) or      (Month/     Secur-     (Instr.   Bene-      Secu-      cial
                 Security            Day/                 Disposed    Day/        ities      5)        ficially   rity:      Own-
                                     Year)                of (D)      Year)       (Instr.              Owned      Direct     ership
                                                          (Instr.                 3 and                Follow-    (D)or      Instr.
                                                          3, 4 and                4.                   ing        Indirect   4)
                                                          5                                            Reported   (I)
                                                                                                       Transac-   (Instr.
                                                                                                       tion(s)    4)
                                                                                                       (Instr.
                                           --------------------------------------------------          4)
                                                                                         Amount
                                                                Date                     or
                                                                Exer-    Expir-          Number
                                                                cis-     ation           of
                                           Code  V   (A)   (D)  able     Date     Title  Shares
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
Right to Buy
Stock Option     $28.50    2-20-03  -      M     V   1,000 -    2-20-04  2-20-13  -      -     -       -          -          -
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


Explanation  of  Responses:

Appointed Holding Company Director on 02-18-03.

Reporting person was granted a stock option to acquire 1,000 shares that become exercisable as to one-fourth (1/4) of the total number of shares initially granted on the first anniversary date. Each anniversary date for the next three years, reporting person has the right to exercise an additional one-fourth (1/4) of the shares initially granted. Commencing on the fifth anniversary date, all shares remaining from the initial grant become fully vested.



/s/ Mark H. Rodebaugh                                       02-20-03
-------------------------------------------                ---------
** Signature of Reporting Person                              Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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